Exhibit 21.1

Subsidiaries of Hospira, Inc.

        The following is a list of subsidiaries of the Company. Hospira, Inc. is not a subsidiary of any other corporation.

Subsidiary Name	State/Country Incorporated
DOMESTIC
Hospira Worldwide, Inc.	Delaware
Hospira Fleet Services, LLC	Delaware
Hospira Puerto Rico, LLC	Delaware
Hospira Sedation, Inc.	Delaware
Sorenson Research Co., Inc.	Utah
Oximetrix, Inc.	Delaware
INTERNATIONAL
NORTH AMERICA
Hospira Ltd.	Bahamas
Hospira Bahamas International Holdings Ltd.	Bahamas
Hospira Bahamas (Donegal) Corp.	Bahamas
Hospira Bahamas (Ireland) Corp.	Bahamas
Hospira Bahamas (Irish Manufacturing) Ltd.	Bahamas
Hospira Holding Ltd.	Bahamas
Hospira Holdings de Costa Rica Ltd.	Bahamas
Hospira Healthcare Corporation	Canada
LATIN AMERICA
Hospira Produtos Hospitalares Limitada	Brazil
Hospira Chile Limitada	Chile
Hospira Limitada	Colombia
Hospira Holdings de Costa Rica Ltd., Costa Rican Branch	Costa Rica
Hospira Ltd., Domincan Republic Branch	Dominican Republic
Hospira, S. de R.L. de C.V.	Mexico
ASIA PACIFIC
Hospira Pty Limited	Australia
Hospira Limited	Hong Kong
Hospira, Inc., Liaison Office	India
Hospira Japan Co., Ltd. (as of March 1, 2006)	Japan
Hospira Limited, Liaison Office	Korea
Hospira Philippines, Inc.	Philippines
Hospira Pte. Ltd.	Singapore
Hospira Pte. Ltd., Taiwan Branch	Taiwan
EUROPE/MIDDLE EAST
Hospira Healthcare SPRL	Belgium
Hospira SAS	France
Hospira GmbH	Germany
Hospira Healthcare B.V., Representative Office	Germany
Hospira Healthcare EPE	Greece
Hospira Ireland Holdings	Ireland
Hospira	Ireland
Hospira Ireland Sales Limited	Ireland
Hospira S.p.A.	Italy

Hospira Italia S.r.l.	Italy
Hospira Enterprises B.V.	Netherlands
Hospira Healthcare B.V.	Netherlands
Hospira Productos Farmaceuticos y Hospitalarios, S.L.	Spain
Hospira Scandinavia AB	Sweden
Hospira GmbH	Switzerland
Hospira Limited	UK